                                                             EXHIBIT 99.B5(a)(i)


                               ADVISORY CONTRACT

                           for various portfolios of

                            STAGECOACH FUNDS, INC.
                               111 Center Street
                         Little Rock, Arkansas  72201


                                                  November 19, 1998


Wells Fargo Bank, N.A.
525 Market Street
San Francisco, California  94163

Dear Sirs:

     This will confirm the agreement between the undersigned (the "Company"), on behalf of each of the Company's investment portfolios, each listed on Schedule A hereto, as such Schedule may be revised from time to time (each, a "Fund" and collectively, the "Funds"), and Wells Fargo Bank, N.A. (the "Adviser") as follows:

     1. The Company is a registered open-end management investment company currently consisting of a number of investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios.
The Company proposes to engage in the business of investing and reinvesting the assets of each Fund in the manner and in accordance with the investment objective and restrictions specified in the Company's currently effective prospectus and the currently effective statement of additional information incorporated by reference therein relating to the Funds and the Company (such prospectus and such statement of additional information being collectively referred to as the "Prospectus") included in the Company's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Company under the Investment Company Act of 1940 (the "Act") and the Securities Act of 1933. Copies of the Registration Statement have been furnished to the Adviser. Any amendments to the Registration Statement shall be furnished to the Adviser promptly.

     2. The Company is engaging the Adviser to manage the investing and reinvesting of the assets of each Fund and to provide the advisory services specified elsewhere in this contract, subject to the overall supervision of the Board of Directors of the Company. Pursuant to an administration agreement between the Company and the Advisor, and a co-administration agreement between the Company and Stephens Inc. (the "Administrators") on behalf of the Funds (the "Administration Agreements"), the Company has engaged the Administrators to provide the administrative services specified therein.

     3. (a) The Adviser shall make investments for the account of each Fund in accordance with the Adviser's best judgment and consistent with the investment objective and restrictions set forth in the Company's Prospectus, the Act and the provisions of the Internal Revenue Code relating to regulated investment companies, subject to policy decisions adopted by the Company's Board of Directors. The Adviser shall advise the Company's officers and Board of Directors, at such times as the Company's Board of Directors may specify, of investments made for a Fund and shall, when requested by the Company's officers or Board of Directors, supply the reasons for making particular investments.

         (b) The Adviser shall provide to the Company investment guidance and policy direction in connection with the daily management of the Funds' portfolios, including oral and written research, analysis, advice, statistical and economic data and information and judgments, and shall furnish to the Company's Board of Directors periodic reports on the investment strategy and performance of the Funds and such additional reports and information as the Company's Board of Directors and officers shall reasonably request.

         (c) The Adviser shall pay the costs of printing and distributing all materials relating to the Funds prepared by it, or prepared at its request, other than such costs relating to proxy statements, prospectuses, shareholder reports and other materials distributed to existing or prospective shareholders on behalf of a Fund.

         (d) The Adviser shall, at its expense, employ or associate with itself such persons as the Adviser believes appropriate to assist it in performing its obligations under this contract.

     4. The Company understands that the Adviser, in rendering its services to the Funds hereunder, may engage a sub-adviser to provide certain sub-advisory services pursuant to a separate sub-advisory contract. The Adviser will not seek to amend any sub-advisory contract to materially alter the obligations of the parties unless the Adviser gives the Company at least 60 days' prior written notice thereof.

     5. Except as provided in each of the advisory contracts and administration agreements on behalf of the Company's Funds, each Fund of the Company, shall bear all costs of its operations, except to the extent that such costs are identified as attributable to a specific class of a Fund ("Class Expenses"), including the Fund's pro-rata portion of the compensation of the Company's directors who are not affiliated with the Adviser, the Administrators or any of their affiliates; advisory and administration fees; governmental fees; interest charges; taxes; fees and expenses of its independent auditors, legal counsel, transfer agent and dividend disbursing agent; expenses of redeeming shares; expenses of preparing and printing any stock certificates, prospectuses (except the expense of printing and mailing prospectuses used for promotional purposes, unless otherwise payable pursuant to a Rule 12b-1 Plan), shareholders' reports, notices, proxy statements and reports to regulatory agencies; travel expenses of directors, officers and employees; office supplies; insurance premiums and certain expenses relating to insurance coverage; trade association membership dues; brokerage and other expenses connected with the execution of portfolio securities transactions; fees and expenses of any custodian, including those for keeping books and accounts and calculating the net asset value per share of the Fund; expenses of shareholders' meetings; expenses relating to the issuance, registration and qualification of shares of the Fund; expenses relating to any pricing services; organizational expenses; and any extraordinary expenses; except that Class Expenses, such as payments related to a servicing plan or distribution-related expenses pursuant to a Rule 12b-1 Plan, i.e., a plan of distribution of the Company adopted on behalf of a class of shares of the Fund pursuant to Rule 12b-1 under the Act, or other such expenses as determined in accordance with the Company's Rule 18f-3 Plan, shall be borne by the applicable class of the Fund. Expenses attributable to one or more, but not all, of the Company's Funds are charged against the assets of the relevant Funds. General expenses of the Company are allocated among the Funds in a manner proportionate to the net assets of each Fund, on a transactional basis, or on such other basis as the Board of Directors deems equitable.

     6. The Adviser shall give the Company the benefit of the Adviser's best judgment and efforts in rendering services under this contract. As an inducement to the Adviser's undertaking to render these services, the Company agrees that the Adviser shall not be liable under this contract for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this contract shall be deemed to protect or purport to protect the Adviser against any liability to the Company or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this contract or by reason of reckless disregard of its obligations and duties hereunder.

     7. In consideration of the services to be rendered by the Adviser under this contract, the Company shall pay the Adviser a monthly fee at the rates specified on Schedule A hereto. If the fee payable to the Adviser pursuant to this paragraph 7 begins to accrue before the end of any month or if this contract terminates before the end of any month, the fee for the period from the effective date to the end of that month or from the beginning of that month to the termination date, respectively, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of a Fund's net assets shall be computed in the manner specified in the Prospectus and the Company's Articles of Incorporation for the computation of the value of such Fund's net assets in connection with the determination of the net asset value of Fund shares.

     8. If in any fiscal year the total expenses of a Fund incurred by, or allocated to, such Fund excluding taxes, interest, brokerage commissions and other portfolio transaction expenses, other expenditures that are capitalized in accordance with generally accepted accounting principles, extraordinary expenses and amounts accrued or paid under a Rule 12b-1 Plan of the Fund, but including the fees provided for in paragraph 7 and those provided for pursuant to the Fund's Administration Agreements ("includible expenses"), exceed the most restrictive expense limitation applicable to the Fund imposed by state securities laws or regulations thereunder, as these limitations may be raised or lowered from time to time, the Adviser shall waive or reimburse that portion of the excess derived by multiplying the excess by a fraction, the numerator of which shall be the percentage at which the excess portion attributable to the fee payable pursuant to this agreement is calculated under paragraph 7 hereof, and the denominator of which shall be the sum of such percentage plus the percentage at which the excess portion attributable to the fee payable pursuant to the Funds' Administration Agreements is calculated (the "Applicable Ratio"), but only to the extent of the fee hereunder for the fiscal year. If the fees payable under this agreement and/or the Funds' Administration Agreements contributing to such excess portion are calculated at more than one percentage rate, the Applicable Ratio shall be calculated separately on the basis of, and applied separately to, the portions of the fees calculated at the different rates. At the end of each month of the Company's fiscal year, the Company shall review the includible expenses accrued during that fiscal year to the end of the period and shall estimate the contemplated includible expenses for the balance of that fiscal year. If as a result of that review and estimation it appears likely that the includible expenses will exceed the limitations referred to in this paragraph 8 for a fiscal year with respect to a Fund, the monthly fee set forth in paragraph 7 payable to the Adviser for such month shall be reduced, subject to a later adjustment, by an amount equal to the Applicable Ratio times the pro rata portion (prorated on the basis of the remaining months of the fiscal year, including the month just ended) of the amount by which the includible expenses for the fiscal year are expected to exceed the limitations provided for in this paragraph 8. For purposes of computing the excess, if any, over the most restrictive applicable expense limitation, the value of a Fund's net assets shall be computed in the manner specified in the last sentence of paragraph 7, and any reimbursements required to be made by the Adviser shall be made once a year promptly after the end of the Company's fiscal year.

     9. This contract shall become effective on its execution date and shall thereafter continue in effect, provided that this contract shall continue in effect for a period of more than two years from the date hereof only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the relevant Fund's outstanding voting securities (as defined in the Act) or by the Company's Board of Directors and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Company's directors who are not parties to this contract or "interested persons" (as defined in the Act) of any such party. This contract may be terminated at any time by the Company, without the payment of any penalty, by a vote of a majority of the relevant Fund's outstanding voting securities (as defined in the Act) or by a vote of a majority of the Company's entire Board of Directors on 60 days' written notice to the Adviser or by the Adviser, at any time after the second anniversary of the effective date of this contract, on 60 days' written notice to the Company. This contract shall terminate automatically in the event of its assignment (as defined in the Act).

     10. Except to the extent necessary to perform the Adviser's obligations under this contract, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

     11. The Adviser and the Company each agree that the words "Stagecoach," which comprise a component of the Company's name, is a property right of the parent of the Adviser. The Company agrees and consents that: (i) it will use the words "Stagecoach" as a component of its corporate name, the name of any class, or both and for no other purpose; (ii) it will not grant to any third party the right to use the words "Stagecoach" for any purpose; (iii) the Adviser or any corporate affiliate of the Adviser may use or grant to others the right to use the words "Stagecoach," or any combination or abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose, other than a grant of such right to another registered investment company not advised by the Adviser or one of its affiliates; and (iv) in the event that the Adviser or an affiliate thereof is no longer acting as investment adviser to any class, the Company shall, upon request by the Adviser, promptly take such action as may be necessary to change its corporate name to one not containing the words "Stagecoach" and following such change, shall not use the words "Stagecoach," or any combination thereof, as a part of its corporate name or for any other commercial purpose, and shall use its best efforts to cause its directors, officers, and shareholders to take any and all actions that the Adviser may request to effect the foregoing and to reconvey to the Adviser any and all rights to such words.

     12. This contract shall be governed by and construed in accordance with the laws of the State of California without giving effect to the choice of law provisions thereof.

     If the foregoing correctly sets forth the agreement between the Company and the Adviser, please so indicate by signing and returning to the Company the enclosed copy hereof.

                            Very truly yours,

                            STAGECOACH FUNDS, INC.,
                            on behalf of each of the Fund's listed on Schedule A


                            By:  /s/ Richard H. Blank, Jr.
                                ----------------------------------

                                Richard H. Blank, Jr.
                                Chief Operating Officer

ACCEPTED as of the date
set forth above:

WELLS FARGO BANK, N.A.


By:  /s/ Michael J. Hogan
    -----------------------------

    Michael J. Hogan
    Senior Vice President


By:  /s/ Elizabeth A. Gottfried
    -----------------------------

    Elizabeth A. Gottfried
    Vice President

                                  SCHEDULE A

   Investment advisory fees shall be paid monthly on the first business day of each month, at the annual rates specified below of each Fund's average daily value (as determined on each day that such value is determined for the fund at the time set forth in the Prospectus for determining net asset value per share) during the preceding month.

                                                          Advisory Fee
     Fund                                              (as % of net assets)
     ----                                              -------------------
Arizona Tax-Free                                               0.50%

Asset Allocation                                    0.50% of first $250 million
                                                    0.40% of next $250 million
                                                    0.30% over $500 million

Balanced                                                       0.60%

California Tax-Free Bond                                       0.50%

California Tax-Free Income                                     0.50%

California Tax-Free Money Market                               0.50%

California Tax-Free Money  Market Trust                        0.50%

Corporate Bond                                                 0.50%

Diversified Equity Income                                      0.50%

Equity Index                                                   0.25%

Equity Value                                                   0.50%

Government Money Market                                        0.25%

Growth                                              0.50% of first $250 million
                                                    0.40% of next $250 million
                                                    0.30% over $500 million

Index Allocation                                    0.70% of first $500 million
                                                    0.60% over $500 million

International Equity                                           1.00%

Money Market                                                   0.40%

Money Market Trust                                             0.25%

National Tax-Free                                              0.50%

National Tax-Free Money Market                                 0.30%

National Tax-Free Money  Market Trust                          0.25%

100% Treasury Money Market Fund                                0.25%

                                                           Advisory Fee
     Fund                                               (as % of net assets)
     ----                                               -------------------
Oregon Tax-Free                                                0.50%

Overland Express Sweep                                         0.45%

Prime Money Market                                             0.25%

Short-Intermediate U.S. Government Income                      0.50%

Short-Term Govt-Corporate Income Fund                          0.50%

Short-Term Municipal Income Fund                               0.50%

Small Cap                                                      0.60%

Strategic Growth                                               0.50%

Strategic Income                                               0.60%

Treasury Plus Money Market                                     0.25%

U.S. Government Allocation                          0.50% of first $250 million
                                                    0.40% of next $250 million
                                                    0.30% over $500 million

U.S. Government Income                              0.50% of first $250 million
                                                    0.40% of next $250 million
                                                    0.30% over $500 million

Variable Rate Government                            0.50%


Approved: July 23, 1997 for the Asset Allocation, Index Allocation, National Tax-Free Money Market, Overland Express Sweep, Short-Term Government-Corporate Income, Short-Term Municipal Income, Small Cap, Strategic Growth, U.S. Government Allocation and Variable Rate Government Funds.

Approved as amended:  October 30, 1997 for the Equity Index Fund.

Approved as amended:  November 19, 1998, as consolidated for all funds.